TRANSGLOBE ENERGY CORPORATION ANNOUNCES DIRECTOR/PDMR SHAREHOLDING

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, December 20, 2018 - TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces that it was notified on December 19, 2018 that on the same day Steven Sinclair acquired common shares as follows:

PDMR	Number of Common Shares Acquired	Price ($CDN)	Number of Common Shares held following the transaction	% of Company's issued share capital held
Steven Sinclair	20,000	$2.287	50,000	0.069%

Notification of a Transaction pursuant to Article 19(3) of Regulation (EU) No. 596/2014

1	Details of PDMR
a)	Name	Steven Sinclair
2	Reason for the notification
a)	Position / status	Director
b)	Initial notification / amendment	Initial notification
3	Details of the issuer
a)	Name	TransGlobe Energy Corporation
b)	Legal Entity Identifier	549300QMNS6BDY8UUB03
4	Details of the transaction(s)
a)	Description of the financial instrument	Common Shares
b)	Identification code	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066
c)	Nature of the transaction	Acquisition of Shares
d)	Price(s) and volume(s)	Price ($CDN) Volume
2.2796 10,000
2.2946 10,000
e)	Aggregated information -
	Aggregated volume -	20,000 common shares
	Aggregated price	$2.287 CDN per share
f)	Date of the transaction	December 19, 2018
g)	Place of the transaction	Toronto Stock Exchange

About TransGlobe

TransGlobe Energy Corporation is a cash-flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe's common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact: Investor Relations Telephone: 403.264.9888 Email: investor.relations@trans-globe.com Web site: http://www.trans-globe.com
TransGlobe Energy	Via FTI Consulting
Ross Clarkson, Chief Executive Officer	www.trans-globe.com
Randy Neely, President
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Joint Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

GMP First Energy (Joint Broker)	+44 (0) 207 448 0200
Jonathan Wright

FTI Consulting (Financial PR)	+44 (0) 203 727 1000
Ben Brewerton	transglobeenergy@fticonsulting.com
Genevieve Ryan